EXHIBIT 99
PEOPLES BANCORP INC. – P.O. BOX 738 MARIETTA, OH 45750 www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Carol A. Schneeberger
July 25, 2007		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS SECOND QUARTER RESULTS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) announced today diluted earnings per share of $0.51 for the second quarter of 2007 on net income of $5.3 million.  This compares to earnings of $0.52 per diluted share and net income of $5.5 million for the quarter ended June 30, 2006.  On a year-to-date basis, net income totaled $11.0 million, and diluted earnings per share were $1.04, versus $11.5 million and $1.07 a year ago.
“Our second quarter results were the result of our continued progress in growing non-interest revenues and deepening client relationships,” commented Mark F. Bradley, President and Chief Executive Officer.  “However, the competitive forces within the financial services industry and the challenging interest rate environment combined to limit earnings growth, although net interest margin remained basically level in the second quarter.”
For the three months ended June 30, 2007, net interest income was $13.3 million, unchanged from a year ago and down slightly compared to the first quarter of 2007.  Net interest margin was 3.31% for the second quarter of 2007 versus 3.32% last quarter and 3.29% for 2006’s second quarter.  Second quarter 2007 net interest income and margin were reduced by $211,000, or 5 basis points, from an adjustment to write off interest receivable.  This difference was identified during an analysis of the investment portfolio and relates primarily to investment securities acquired in early 2003.  Also in the second quarter, Peoples experienced commercial loan payoffs and prepayments of investment securities that lowered average earning assets.  On a year-to-date basis compared to the first half of 2006, net interest income was flat, and net interest margin compressed two basis points to 3.32%.
“Second quarter net interest income and margin benefited from relatively stable funding costs and the temporary positive change in the slope of the yield curve late in the second quarter,” said Carol A. Schneeberger, Chief Financial Officer and Treasurer.  “In addition, one of the anticipated large commercial loan payoffs identified last quarter paid off later than originally projected.  We also took advantage of attractive investment opportunities after the shift in the yield curve by purchasing approximately $50 million of investment securities, which more than offset the calls and maturities experienced during the quarter.  All of these factors helped mitigate the loss of interest income from the sizeable loan and securities prepayments.  In the second half of 2007, our net interest income and margin is expected to be challenged by the flattening of the yield curve after quarter-end and ongoing competition for loans and deposits.”
In the second quarter of 2007, non-interest revenues totaled $7.9 million, up from $7.6 million a year ago.  Key drivers of this growth were higher trust and investment income and increased e-banking revenues.  Trust and investment income increased 15% from last year, due to growth in assets under management attributable in part to the addition of seasoned sales personnel.  E-banking revenues experienced double-digit growth both for the second quarter and on a year-to-date basis, as a result of higher volume of debit card transactions.  Another significant contributor to the year-over-year growth in non-interest income was higher insurance sales commission income. Increased production more than offset the impact of lower pricing margins; however, lower annual profit-sharing income in the first quarter compared to the same period a year ago resulted in an overall decrease in total insurance revenue through six months.  Deposit account service charges were down 6% compared to the second quarter of 2006, but grew 3% compared to the first quarter, primarily as a result of a reduction in the amount of fees being waived.
Total non-interest expense was $13.2 million and $26.5 million for the three and six months ended June 30, 2007, versus $12.6 million and $25.6 million for the same periods a year ago.  These increases were due mostly to higher salary and benefit costs and additional occupancy and equipment expenses, offset by lower intangible amortization expense, marketing costs and professional fees.  Executive severance payment costs of approximately $100,000, higher levels of full-time equivalent employees, increases in the cost of employee medical benefits and increases in sales commission expense due to growth in the sales of insurance and investment products, resulted in higher salary expense and related payroll costs.  Additional maintenance costs and utilities expenses were the primary factors in the increased occupancy and equipment expense. Peoples' bankcard costs rose in

2007, reflecting increased customer activity, and are directly correlated with the higher related e-banking revenue.  Compared to the first quarter of 2007, total non-interest expense was down slightly due to lower incentive compensation accrued for year-end payouts.
Gross portfolio loan balances decreased $27.2 million during the second quarter of 2007, to $1.11 billion at quarter-end, due to the anticipated commercial loan payoffs that exceeded new originations.  Consumer loan balances, excluding overdrafts, experienced another strong quarter, growing 4% since March 31, 2007.  At June 30, 2007, Peoples’ serviced loan portfolio exceeded $172 million, up $9.8 million since year-end 2006.
“Second quarter loan production was brisk, even though the $30 million of expected commercial loan payoffs caused contraction of portfolio balances,” added Schneeberger.  “Our ability to grow loans in the second half of 2007 could be limited by aggressive competition for commercial loans from the capital markets and other institutions.”
Peoples’ provision for loan losses was $847,000 for the second quarter of 2007, compared to $623,000 last quarter and $573,000 for the second quarter of 2006.  Net loan charge-offs were $668,000 in the second quarter of 2007 versus $619,000 last quarter and net recoveries of $86,000 in the second quarter of 2006.  At June 30, 2007, nonperforming loans totaled $7.4 million, or 0.67% of total loans, compared to $6.0 million, or 0.53%, at March 31, 2007, and $10.0 million, or 0.80%, at year-end 2006.  The allowance for loan losses was $14.7 million, or 198.3% of nonperforming loans, at quarter-end, versus 241.3% and 145.0% at March 31, 2007, and December 31, 2006, respectively.
“Compared to the first quarter of 2007, the higher loan loss provision was a result of increased checking overdrafts, plus a modest increase in overall losses estimated to be inherent in the loan portfolio,” said Schneeberger.  “Loan delinquencies, including loans past due 30 days or more, remain low at 1.24% of total loans, and our allowance for loan losses was 1.33% of loans at June 30, 2007, compared to 1.28% at March 31, 2007.”
At June 30, 2007, retail deposit balances, which exclude brokered deposits, were down $10.6 million from March 31, 2007, due mostly to a decline in high-cost certificates of deposit balances.  Non-interest-bearing deposits grew $1.6 million during the second quarter, attributable to higher business deposit balances.  Since year-end 2006, retail deposits have increased $32.1 million, due mostly to higher money market balances and non-interest-bearing deposits, while at the same time Peoples has reduced total brokered deposits by $62.5 million by utilizing alternative funding sources.
Through six months of 2007, Peoples repurchased a total of 240,000 common shares at an average price of $28.15, or 56% of the total amount authorized under the previously announced 2007 Stock Repurchase Plan.  This compares to total repurchases of 14,000 common shares at an average price of $28.00 in the first half of 2006.
 “In the second half of 2007, our focus will be quality loan growth and continued diversification of our revenues,” summarized Bradley.  “We will continue to work through the short-term challenges presented by the interest rate environment.”
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 50 locations and 37 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss second quarter results of operations today at 11:00 a.m. eastern daylight time, with members of Peoples’ executive management participating.  Analysts, media and individual investors are invited to participate in the conference call by calling (877) 407-8033.  A simultaneous Webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples’ website, www.peoplesbancorp.com.  Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, download and install the necessary software.  A replay of the call will be available on Peoples’ website in the “Investor Relations” section for one year.

Safe Harbor Statement:
This news release may contain certain forward-looking statements with respect to Peoples’ financial condition, results of operations, plans, objectives, future performance and business.  Except for the historical and present factual information contained in this news release, the matters discussed in this news release, and other statements identified by words such as “feel,” “expect,” “believe,” “plan,” “will,” “would,” “should,” “could” and similar expressions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially.  Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among financial institutions or from non-financial institutions, which may increase significantly; (2) changes in the interest rate environment, which may adversely impact interest margins; (3) prepayment speeds, loan originations and sale volumes, charge-offs and loan loss provisions, which may be less favorable than expected; (4) general economic conditions, either national or in the states in which Peoples and its subsidiaries do business, which may be less favorable than expected; (5) political developments, wars or other hostilities, which may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions, which may adversely affect the business of Peoples and its subsidiaries; (7) changes in the conditions and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues that could arise; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; and (11) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples’ reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and under the heading “Item 1A: RISK FACTORS” of Part II of Peoples’ Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2007.  Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements.  Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from Peoples’ website.

PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
PER SHARE DATA AND PERFORMANCE RATIOS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s, except per share data)	2007	2007	2006	2007	2006
Net income per share:
Basic	$ 0.51	$ 0.53	$ 0.52	$ 1.04	$ 1.09
Diluted	$ 0.51	$ 0.53	$ 0.52	$ 1.04	$ 1.07
Cash dividends declared per share	$ 0.22	$ 0.22	$ 0.21	$ 0.44	$ 0.41
Book value per share	$ 18.78	$ 18.85	$ 17.60	$ 18.78	$ 17.60
Tangible book value per share (a)	$ 12.19	$ 12.34	$ 11.03	$ 12.19	$ 11.03
Closing stock price at end of period	$ 27.07	$ 26.41	$ 29.84	$ 27.07	$ 29.84
Dividend payout as a percentage of net income	43.41%	41.23%	40.44%	42.29%	38.01%
Return on average equity (b)	10.81%	11.59%	11.88%	11.19%	12.45%
Return on average assets (b)	1.16%	1.22%	1.18%	1.19%	1.24%
Efficiency ratio (c)	58.68%	58.45%	56.25%	58.57%	56.47%
Net interest margin (fully-tax equivalent) (b)	3.31%	3.32%	3.29%	3.32%	3.34%

(a)	Excludes the balance sheet impact of intangible assets acquired through acquisitions.
(b)	Ratios are presented on an annualized basis.
(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses)

PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $000’s)	2007	2006	2007	2006
Interest income	$ 28,080	$ 27,006	$ 56,440	$ 52,754
Interest expense	14,747	13,701	29,586	25,946
Net interest income	13,333	13,305	26,854	26,808
Provision for loan losses	847	573	1,470	841
Net interest income after provision for loan losses	12,486	12,732	25,384	25,967

Net gain on securities transactions	21	4	38	4
Net gain on asset disposals	34	22	34	40

Non-interest income:
Service charges on deposits	2,445	2,604	4,813	5,065
Insurance commissions	2,410	2,274	5,359	5,426
Trust and investment income	1,285	1,120	2,429	2,120
Electronic banking revenues	900	799	1,728	1,496
Business owned life insurance	408	399	819	805
Mortgage banking income	264	243	471	413
Other	208	144	415	354
Total non-interest income	7,920	7,583	16,034	15,679
Non-interest expense:
Salaries and benefits	6,870	6,432	14,167	13,344
Net occupancy and equipment	1,352	1,210	2,684	2,452
Professional fees	631	663	1,245	1,275
Data processing and software	551	476	1,064	944
Amortization of intangible assets	489	567	989	1,149
Franchise taxes	448	446	887	891
Bankcard costs	394	318	754	607
Marketing	379	413	728	888
Other	2,036	2,032	3,974	4,073
Total non-interest expense	13,150	12,557	26,492	25,623
Income before income taxes	7,311	7,784	14,998	16,067
Income tax expense	1,962	2,248	4,003	4,600
Net income	$ 5,349	$ 5,536	$ 10,995	$ 11,467

Net income per share:
Basic	$ 0.51	$ 0.52	$ 1.04	$ 1.09
Diluted	$ 0.51	$ 0.52	$ 1.04	$ 1.07

Cash dividends declared per share	$ 0.22	$ 0.21	$ 0.44	$ 0.41

Weighted average shares outstanding:
Basic	10,503,952	10,591,926	10,544,199	10,561,355
Diluted	10,574,250	10,714,030	10,619,815	10,689,465

Actual shares outstanding (end of period)	10,464,741	10,600,413	10,464,741	10,600,413

PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in $000’s)	2007	2006

ASSETS
Cash and cash equivalents:
Cash and due from banks	$ 35,925	$ 35,405
Interest-bearing deposits in other banks	1,379	1,101
Federal funds sold	500	3,300
Total cash and cash equivalents	37,804	39,806

Available-for-sale investment securities, at estimated fair value (amortized
cost of $558,081 at June 30, 2007 and $550,239 at December 31, 2006)	553,930	548,733

Loans, net of unearned interest	1,108,409	1,132,394
Allowance for loan losses	(14,692)	(14,509)
Net loans	1,093,717	1,117,885

Loans held for sale	1,755	1,041
Bank premises and equipment, net of accumulated depreciation	23,008	23,455
Business owned life insurance	49,449	48,630
Goodwill	62,520	61,373
Other intangible assets	6,473	7,479
Other assets	28,041	26,853
TOTAL ASSETS	$ 1,856,697	$ 1,875,255

LIABILITIES
Non-interest-bearing deposits	$ 173,675	$ 170,921
Interest-bearing deposits	1,029,423	1,062,608
Total deposits	1,203,098	1,233,529

Federal funds purchased, securities sold under repurchase agreements,
and other short-term borrowings	235,005	194,883
Long-term borrowings	181,760	200,793
Junior subordinated notes held by subsidiary trusts	22,443	29,412
Accrued expenses and other liabilities	17,840	19,469
TOTAL LIABILITIES	1,660,146	1,678,086

STOCKHOLDERS’ EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,903,116 shares
issued at June 30, 2007, and 10,889,242 shares issued at December 31, 2006)	163,044	162,654
Retained earnings	49,784	43,439
Accumulated comprehensive loss, net of deferred income taxes	(4,663)	(2,997)
Treasury stock, at cost (438,375 shares at June 30, 2007, and 237,257 shares
at December 31, 2006)	(11,614)	(5,927)
TOTAL STOCKHOLDERS’ EQUITY	196,551	197,169
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,856,697	$1,875,255

PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

	June 30,	March 31,	December 31,		September 30,	June 30,
(in $000’s, end of period)	2007	2007	2006		2006	2006

LOAN PORTFOLIO
Commercial, mortgage	$ 468,241	$ 477,189	$ 469,934		$ 488,278	$ 484,486
Commercial, other	177,651	195,612	191,847		194,227	187,296
Real estate, construction	96,690	97,116	99,311		81,572	66,627
Real estate, mortgage	286,198	290,514	297,663		299,444	305,199
Consumer	79,629	75,194	73,639		76,331	70,605
Total loans	1,108,409	1,135,625	1,132,394		1,139,852	1,114,213

DEPOSIT BALANCES
Interest-bearing deposits:
Retail certificates of deposit	$ 517,910	$ 528,543	$ 514,885		$ 498,564	$ 499,448
Interest-bearing transaction accounts	179,430	182,164	170,022		180,124	177,905
Money market deposit accounts	149,791	145,073	134,387		136,344	123,513
Savings accounts	115,691	119,153	114,186		119,462	123,293
Brokered certificates of deposits	66,601	70,535	129,128		126,605	57,969
Total interest-bearing deposits	1,029,423	1,045,468	1,062,608	#	1,061,099	982,128
Non-interest-bearing deposits	173,675	172,122	170,921		166,505	169,903
Total deposits	1,203,098	1,217,590	1,233,529	#	1,227,604	1,152,031

ASSET QUALITY
Nonperforming assets:
Loans 90 days or more past due	$ 313	$ –	$ 1		$ 177	$ 808
Renegotiated loans	–	–	1,218		810	–
Nonaccrual loans	7,096	6,015	8,785		13,227	9,548
Total nonperforming loans	7,409	6,015	10,004		14,214	10,356
Other real estate owned	213	50	-		34	130
Total nonperforming assets	$ 7,622	$ 6,065	$ 10,004		$ 14,248	$ 10,486

Allowance for loan losses as a percent of
nonperforming loans	198.3%	241.3%	145.0%		113.5%	148.0%
Nonperforming loans as a percent of total loans	0.67%	0.53%	0.88%		1.25%	0.93%
Nonperforming assets as a percent of total assets	0.41%	0.32%	0.53%		0.76%	0.56%
Nonperforming assets as a percent of total loans and
other real estate owned	0.69%	0.53%	0.88%		1.25%	0.94%
Allowance for loan losses as a percent of total loans	1.33%	1.28%	1.28%		1.42%	1.38%

REGULATORY CAPITAL (a)
Tier 1 risk-based capital	11.75%	11.93%	11.98%		11.72%	11.95%
Total risk-based capital ratio (Tier 1 and Tier 2)	12.98%	13.12%	13.17%		13.02%	13.26%
Leverage ratio	8.68%	8.91%	8.90%		8.79%	8.46%
Tier 1 capital	$ 155,362	$ 161,171	$ 161,439		$ 159,214	$ 153,806
Total capital (Tier 1 and Tier 2)	$ 171,593	$ 177,260	$ 177,524		$ 176,856	$ 170,650
Total risk-weighted assets	$ 1,322,385	$ 1,351,237	$ 1,347,819		$ 1,358,074	$ 1,286,754

     (a) June 30, 2007 data based on preliminary analysis and subject to revision.

PEOPLES BANCORP INC. PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2007	2007	2006	2007	2006
PROVISION FOR LOAN LOSSES
Provision for Overdraft Privilege losses	$ 136	$ 23	$ 250	$ 159	$ 306
Provision for other loan losses	$ 711	$ 600	$ 323	$ 1,311	$ 535
Total provision for loan losses	$ 847	$ 623	$ 573	$ 1,470	$ 841

NET CHARGE-OFFS
Gross charge-offs	$ 965	$ 1,645	$ 521	$ 2,610	$ 1,174
Recoveries	297	1,026	607	1,323	944
Net charge-offs	$ 668	$ 619	$ (86)	$ 1,287	$ 230

NET CHARGE-OFFS BY TYPE
Commercial	$ 523	$ 288	$ (98)	$ 811	$ 39
Overdrafts	133	53	173	186	277
Consumer	29	266	42	295	28
Real estate	(14)	13	(202)	(1)	(111)
Credit card	(3)	(1)	(1)	(4)	(3)
Total net charge-offs	$ 668	$ 619	$ (86)	$ 1,287	$ 230

Net charge-offs as a percent of loans (annualized)	0.24%	0.22%	(0.03%)	0.23%	0.04%

PEOPLES BANCORP INC. SUPPLEMENTAL INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, end of period)	2007	2007	2006	2006	2006

Trust assets under management	$ 766,417	$ 744,939	$ 736,745	$ 724,925	$ 711,135
Brokerage assets under management	$ 118,058	$ 109,343	$ 103,814	$ 98,208	$ 94,209
Mortgage loans serviced for others	$ 172,314	$ 165,728	$ 162,511	$ 157,944	$ 154,447
Employees (full-time equivalent)	556	560	547	552	537
Announced treasury share plans: (a)
Total shares authorized for plan	425,000	425,000	425,000	425,000	425,000
Shares purchased	70,000	170,000	23,800	–	14,000
Average price	$ 26.79	$ 28.70	$ 28.55	$ –	$ 28.00

(a) 2007 data reflects the 2007 Stock Repurchase Program authorizing the repurchase of up to 425,000 common shares.
2006 data reflects the 2006 Stock Repurchase Program authorizing the repurchase of up to 425,000 common shares.
The number of common shares purchased for treasury and average price paid are presented for the three-month period ended on the date indicated.

PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST INCOME

	Three Months Ended
	June 30, 2007			March 31, 2007			June 30, 2006
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
ASSETS
Short-term investments	$ 3,505	$ 44	4.98%	$ 3,883	$ 46	4.81%	$ 3,747	$ 38	4.06%
Investment securities (a)	540,614	6,820	5.05%	559,292	7,281	5.21%	581,924	7,381	5.07%
Gross loans (a)	1,130,555	21,540	7.64%	1,129,520	21,368	7.65%	1,104,839	20,012	7.26%
Allowance for loan losses	(14,656)			(14,731)			(15,008)
Total earning assets	1,660,018	28,404	6.86%	1,677,964	28,695	6.89%	1,675,502	27,431	6.56%
Intangible assets	68,142			68,589			68,557
Other assets	128,315			128,598			132,094
Total assets	1,856,475			1,875,151			1,876,153

LIABILITIES AND EQUITY
Interest-bearing deposits:
Savings	117,149	188	0.64%	114,132	166	0.59%	125,597	203	0.65%
Interest-bearing demand deposits	323,216	2,361	2.93%	318,175	2,215	2.82%	290,323	1,755	2.42%
Time deposits	597,118	6,798	4.57%	602,294	6,746	4.54%	556,319	5,476	3.95%
Total interest-bearing deposits	1,037,483	9,347	3.61%	1,034,601	9,127	3.58%	972,239	7,434	3.07%

Short-term borrowings	220,758	2,855	5.11%	249,333	3,215	5.17%	227,983	2,757	4.84%
Long-term borrowings	210,657	2,545	4.84%	206,346	2,497	4.86%	305,717	3,509	4.59%
Total borrowed funds	431,415	5,400	4.96%	455,679	5,712	5.02%	533,700	6,266	4.66%
Total interest-bearing liabilities	1,468,898	14,747	4.01%	1,490,280	14,839	4.02%	1,505,939	13,700	3.64%

Non-interest-bearing deposits	173,565			171,123			167,918
Other liabilities	15,495			16,143			15,411
Total liabilities	1,657,958			1,677,546			1,689,268

Stockholders’ equity	198,517			197,605			185,885
Total liabilities and equity	$1,856,475			$1,875,151			$1,875,153

Net interest income/spread (a)		$13,657	2.85%		$13,856	2.87%		$13,731	2.92%
Net interest margin (a)			3.31%			3.32%			3.29%

(a) Information presented on a fully tax-equivalent basis.

	Six Months Ended
	June 30, 2007			June 30, 2006
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
ASSETS
Short-term investments	$ 3,693	$ 90	4.89%	$ 3,859	$ 78	4.06%
Investment securities (a)	549,902	14,100	5.13%	584,728	14,521	4.97%
Gross loans (a)	1,130,041	42,909	7.64%	1,088,791	39,010	7.21%
Allowance for loan losses	(14,693)			(14,922)
Total earning assets	1,668,943	57,099	6.88%	1,662,456	53,609	6.48%

Intangible assets	68,364			68,767
Other assets	128,455			130,727
Total assets	1,865,762			1,861,950

LIABILITIES AND EQUITY
Interest-bearing deposits:
Savings	115,649	354	0.62%	126,591	401	0.64%
Interest-bearing demand deposits	320,710	4,576	2.88%	289,768	3,352	2.33%
Time deposits	599,691	13,544	4.55%	547,675	10,324	3.80%
Total interest-bearing deposits	1,036,050	18,474	3.60%	964,034	14,077	2.94%

Short-term borrowings	234,967	6,056	5.14%	196,830	4,523	4.60%
Long-term borrowings	208,513	5,056	4.86%	333,397	7,346	4.41%
Total borrowed funds	443,480	11,112	4.99%	530,227	11,869	4.47%
Total interest-bearing liabilities	1,479,530	29,586	4.02%	1,494,261	25,946	3.49%

Non-interest-bearing deposits	172,351			166,329
Other liabilities	15,817			15,561
Total liabilities	1,667,698			1,676,151

Stockholders’ equity	198,064			185,799
Total liabilities and equity	$ 1,865,762			$ 1,861,950

Net interest income/spread (a)		$ 27,513	2.86%		$ 27,663	2.99%
Net interest margin (a)			3.32%			3.34%

(a) Information presented on a fully tax-equivalent basis.

END OF RELEASE